UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ELIEM THERAPEUTICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ELIEM THERAPEUTICS, INC.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT FOR THE 2024 ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON JUNE 26, 2024

June 14, 2024

As previously disclosed, on April 10, 2024, Eliem Therapeutics, Inc. (“Eliem”) entered into an Agreement and Plan of Merger and Reorganization (the “Acquisition Agreement”), by and among Eliem, Tango Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Eliem (“Transitory Subsidiary”), Tenet Medicines, Inc., a Delaware corporation (“Tenet”), and, solely in his capacity as company equityholder representative, Stephen Thomas, providing for the acquisition of Tenet by Eliem through the merger of Transitory Subsidiary into Tenet, with Tenet surviving as a wholly owned subsidiary of Eliem (the “Acquisition”).

On May 17, 2024, Eliem filed a preliminary proxy statement on Schedule 14A (the “Preliminary Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) and subsequently filed a definitive proxy statement on Schedule 14A with the SEC on June 4, 2024, which was supplemented by a supplement filed with the SEC on June 12, 2024 (as so supplemented, the “Definitive Proxy Statement”), with respect to the annual meeting of Eliem stockholders scheduled to be held on June 26, 2024 (the “Meeting”) in order to, among other things, obtain the stockholder approvals necessary to approve, for purposes of Nasdaq Listing Rule 5635 and the satisfaction of the related condition contained in the Acquisition Agreement, the issuance of shares of Eliem common stock pursuant to the terms of the Acquisition Agreement and a securities purchase agreement. Terms used in this supplement relating to the Definitive Proxy Statement (this “Supplement”) but not otherwise defined herein, shall have the meanings ascribed to such terms in the Definitive Proxy Statement.

Following the announcement of the Acquisition Agreement and as of the date of this Supplement, four purported stockholders of Eliem have sent demand letters and two lawsuits have been filed by purported stockholders of Eliem, captioned Carrol v. Eliem Therapeutics, Inc., et al. (case number pending) (N.Y. Sup. Ct.) and Jenkins v. Eliem Therapeutics, Inc., et al. (case number pending) (N.Y. Sup. Ct.), generally alleging that the Preliminary Proxy Statement and/or Definitive Proxy Statement omitted certain purportedly material information regarding the Acquisition. The demand letters and complaints seek corrective disclosure to the Proxy Statement. The complaints asserts a claim for breach of fiduciary duty against Eliem and its directors. Additional demands or complaints arising out of or relating to the Acquisition may be served and/or filed in the future.

Eliem denies that it has breached any duties to Eliem’s stockholders and believes that no supplemental disclosure to the Definitive Proxy Statement is required under any applicable law, rule or regulation. However, solely to eliminate the burden, expense, risks and uncertainties inherent in any potential litigation and to avoid any possible disruption to the Acquisition, Eliem is providing the supplemental information set forth below in this Supplement, without admitting any liability or wrongdoing whatsoever. The supplemental information herein should be read in conjunction with the Definitive Proxy Statement, which we urge you to read in its entirety. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures set forth herein. To the contrary, Eliem specifically takes the position that no further disclosure of any kind was or is required to supplement the Definitive Proxy Statement under applicable laws.

To the extent that the supplemental disclosures differ from, or update information contained in, the Definitive Proxy Statement, the supplemental disclosures shall supersede or supplement the information in the Definitive Proxy Statement. The supplemental disclosures are made only as of June 14, 2024, unless the information specifically indicates that another date applies. Except as otherwise described herein, the documents referred to, contained in or incorporated by reference herein, the Definitive Proxy Statement, the annexes to the Definitive Proxy Statement and the documents referred to, contained in or incorporated by reference in the Definitive Proxy Statement are not otherwise modified, supplemented or amended.

Supplemental Disclosure to the Definitive Proxy Statement

The Definitive Proxy Statement is hereby amended and supplemented as follows (with the new text bolded and underlined and stricken text removed):

•	By amending and restating the last paragraph on page 61 and continuing to page 62 in the section entitled “The Acquisition—Background of the Acquisition,” as follows:

On February 27, 2024, the Special Committee held a meeting by videoconference in which representatives of Eliem management, Leerink Partners and WilmerHale were present. During the meeting, representatives of Leerink Partners and representatives of Eliem management discussed with the Special Committee the terms of the revised non-binding term sheet from Tenet, including the relative valuations of the companies, Tenet’s pipeline, the fact that an acquisition of Tenet would preserve flexibility for Eliem to continue to add to its pipeline or engage in future strategic transactions, and the additional capital represented by the proposed concurrent private financing. The Special Committee also discussed with representatives of Eliem management and Leerink Partners the proposal from Tenet that Dr. Thomas and other members of the existing Tenet management team serve as interim senior management of the combined company, including in light of Tenet management team’s ~~their~~ knowledge of Tenet’s assets, and the potential, through the transaction, to engage a knowledgeable interim management team while preserving flexibility to identify and hire a permanent chief executive officer. Representatives of Eliem management and Leerink Partners also reviewed with the Special Committee the due diligence findings to date regarding Tenet. Representatives of WilmerHale then reviewed with the Special Committee its fiduciary duties and certain legal considerations with respect to a potential transaction with Tenet, including as a result of RA Capital Management’s ownership positions in each of Tenet and Eliem and Dr. Levin’s roles with Eliem and RA Capital Management. The Special Committee determined that the approval of the Eliem Board of any transaction with Tenet must be conditioned on approval by a committee of the Eliem Board composed entirely of independent, disinterested directors, and a non-waivable condition requiring approval of Eliem stockholders holding at least a majority of all issued and outstanding shares of Eliem common stock not held by RA Capital Management or its affiliates. The Special Committee directed representatives of Leerink Partners, Eliem management, and WilmerHale to continue engaging with Tenet, including regarding the structure of, and conditions to, the transaction, the composition of the post-closing board and management, the proposed concurrent financing and the proposed aggregate amount of gross proceeds, and other aspects of the term sheet.

•	By inserting the below as the fourth full paragraph on page 64 in the section entitled “The Acquisition—Background of the Acquisition,” as follows:

On March 28, 2024, representatives of Tenet shared with representatives of Eliem management a proposal regarding the post-closing compensation of Tenet management to serve as interim senior management of the combined company.

•	By amending and restating the last paragraph on page 64 continuing to page 65 in the section entitled “The Acquisition—Background of the Acquisition,” as follows:

On April 5, 2024, the Special Committee held a meeting by videoconference in which representatives of Eliem management, Leerink Partners and WilmerHale were present. During the meeting, representatives of Eliem management, Leerink Partners and WilmerHale reviewed with the Special Committee the status of due diligence, discussions and negotiations regarding the draft Acquisition Agreement and regarding the Private Placement. In particular, representatives of Eliem management reviewed with the Special Committee the investor demand for the Private Placement, including that the demand would likely support aggregate gross proceeds of $120.0 million, and that investors had agreed that the per share price in the Private Placement would be determined based on an indicative $130.0 million valuation for the combined company, which implied a significant premium to the trading price of Eliem’s common stock. Further, representatives of Eliem management reviewed with the Special Committee proposed investor allocations for the Private Placement, noting that, following discussions, RA Capital Management would be investing an amount in the Private Placement which would result in its post-closing ownership percentage of Eliem to be approximately 48.5%, which would be substantially unchanged from its ownership percentage of Eliem prior to the closing. The Special Committee and representatives of Eliem management and Leerink Partners reviewed the Financial Projections, which had originally been prepared by Tenet and were adjusted by representatives of Eliem management, which, following discussion and further input from the Special Committee, the Eliem Special Committee believed were reasonable for transactions in the biotechnology industry, including in light of, among other things, the applicable projections period, the expected timelines to regulatory approval, the anticipated period of patent term exclusivity for the product candidates if approved, and the other assumptions underlying such Financial Projections. Further, representatives of Eliem management reviewed with the Special Committee information from Eliem’s compensation consultant regarding the requested salaries and compensation packages for Mr. Thomas and the other proposed interim members of management received on March 28, 2024, determining they were above market for similarly situated persons. The Special Committee directed representatives of Eliem management to continue to engage with Eliem’s compensation consultant regarding the compensation proposals from Tenet, and to provide such feedback to Tenet management, including that Eliem’s compensation consultant had advised the Special Committee that such requested compensatory terms were above-market for the proposed interim roles. Lastly, members of the Special Committee reviewed feedback from the one-on-one interviews of Mr. Thomas, and, following discussion, determined that Mr. Thomas was qualified to act as interim chief executive officer of Eliem and as a director following the closing given his knowledge, education, and expertise, including with respect to the acquired assets, and his effectiveness in the fundraising process for the Private Placement, and directed representatives of Eliem management to confirm with Dr. Thomas that the Special Committee was supportive of Dr. Thomas serving as interim chief executive officer and as a director, and further that the Special Committee was supportive of the other members of Tenet management serving in similar interim roles with the combined company.

•	By amending and restating the second to last paragraph on page 65 in the section entitled “The Acquisition—Background of the Acquisition,” as follows:

On April 9, 2024, the Special Committee held a meeting by videoconference in which representatives of Eliem management and representatives of Leerink Partners and WilmerHale were present. During the meeting, representatives of Eliem management, Leerink Partners and WilmerHale reviewed with the Special Committee the status of negotiations to date, including with respect to the definitive documentation for the transactions and the final allocations for the Private Placement. Among other things, representatives of Eliem management reviewed with the Special Committee the revised proposal from Tenet personnel regarding their respective post-closing roles as “interim” senior management of the combined company as well as their respective proposed post-closing compensation, including with respect to equity awards, noting that, until permanent senior leadership was identified the combined company would need interim senior management and further that the revised proposal regarding compensation was within the ranges recommended by Eliem’s compensation consultant. Following discussion, the Special Committee directed representatives of Eliem management, Leerink Partners and WilmerHale to finalize the documentation for the Acquisition, Private Placement and related matters.

•	By amending and restating the last paragraph on page 65 and continuing onto page 66 in the section entitled “The Acquisition—Background of the Acquisition,” as follows:

On April 10, 2024, the Special Committee and the Eliem Board held a joint meeting at which representatives of Eliem management, Leerink Partners, and representatives of WilmerHale were present. During the meeting, the representatives of WilmerHale reviewed the fiduciary duties of the Eliem Board and Special Committee in connection with the proposed transaction with Tenet, and the terms of the Acquisition Agreement, forms of support agreement and form of lock-up agreement, as well as the terms of the securities purchase agreement and registration rights agreement with respect to the Private Placement. Representatives of Leerink Partners then reviewed Leerink Partners’ financial analysis with respect to the proposed financial terms of the Acquisition. At the request of the Special Committee and the Eliem Board, Leerink Partners then rendered to the Special Committee and Eliem Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated April 10, 2024, that, as of such date and based upon and subject to the assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the Aggregate Consideration proposed to be paid by Eliem pursuant to the terms of the Acquisition Agreement was fair, from a financial point of view, to Eliem. The Special Committee and the Eliem Board then discussed various considerations with respect to the proposed transaction, as summarized under “Eliem’s Reasons for the Acquisition and the Private Placement” in this proxy statement. The Acquisition Agreement, securities purchase agreement with respect to the Private Placement, and the other agreements contemplated thereby were each in final form as presented to the Special Committee and Eliem Board for approval. Following discussion and the presentations, the members of the Special Committee unanimously recommended to the Eliem Board that the Eliem Board approve the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement, including the Private Placement as well as the terms included in the Acquisition Agreement with respect to post-closing roles for Tenet management as well as their respective post-closing compensation. Thereafter, the Eliem Board unanimously approved the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement and authorized Eliem management to execute the Acquisition Agreement on behalf of Eliem.

•	By amending and restating the second sentence of the third paragraph on page 77 in the section entitled “The Acquisition—Opinion of Leerink Partners LLC—Discounted Cash Flow Analysis” as follows:

Leerink Partners estimated the net present value of unlevered, after-tax free cash flows after fiscal year 2041 by assuming an annual decline of 60% of such cash flows in perpetuity (as directed by Eliem), discounted to June 30, 2024 using a mid-year convention.

•	By amending and restating the table on page 81 in the section entitled “The Acquisition—Certain Unaudited Financial Projections”, including the related footnotes, as follows:

	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E	2038E	2039E	2040E	2041E
Total Revenues(1)	—	—	—	—	—	—	$16	$32	$75	$121	$168	$218	$270	$305	$341	$351	$361	$371
Less: Cost of Goods Sold	—	—	—	—	—	—	($2)	($3)	($7)	($11)	($16)	($20)	($25)	($29)	($32)	($33)	($34)	($35)

Less: Royalties Payable	—	—	—	—	—	—	($1)	($2)	($7)	($12)	($13)	($20)	($27)	($32)	($37)	($38)	($40)	($41)

Gross Profit	—	—	—	—	—	—	$13	$27	$61	$98	$139	$178	$218	$245	$272	$280	$287	$295

Less: Risk-Adjusted Operating Expenses(2)	($48)	($39)	($84)	($28)	($31)	($44)	($57)	($32)	($50)	($49)	($64)	($63)	($72)	($76)	($80)	($81)	($82)	($83)

Operating Income (Loss)	($48)	($39)	($84)	($28)	($31)	($44)	($44)	($5)	$11	$49	$76	$115	$146	$169	$193	$199	$206	$213

Tax-Effected Operating Income (Losses)(3)	($48)	($39)	($84)	($28)	($31)	($44)	($44)	($5)	$10	$47	$72	$109	$139	$128	$144	$149	$154	$159
Less: Change in Net Working Capital	—	—	—	—	—	—	$2	$2	$4	$5	$5	$5	$5	$3	$4	$1	$1	$1

Unlevered Free Cash Flow(4)	($48)	($39)	($84)	($28)	($31)	($44)	($45)	($7)	$6	$42	$67	$104	$134	$124	$141	$148	$153	$158

(1)	A non-GAAP financial measure defined as total risk-adjusted revenues.
(2)	A non-GAAP financial measure defined as total risk-adjusted operating expenses.
(3)

A non-GAAP financial measure defined as total risk-adjusted revenues less cost of goods sold, royalty expenses, risk-adjusted research and development expenses, risk-adjusted general and administrative expenses, risk-adjusted sales and marketing expenses, risk-adjusted regulatory and sales milestones and taxes.

(4)	A non-GAAP financial measure defined as tax-effected operating income (loss) less change in net working capital.

Forward-Looking Statements

This Supplement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding: completion of the proposed Acquisition and the transactions contemplated by the Acquisition. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, important risks and uncertainties associated with completion of the proposed Acquisition in a timely manner or on the anticipated terms or at all; the satisfaction (or waiver) of closing conditions to the consummation of the Acquisition, including with respect to the approval of

Eliem’s and Tenet’s stockholders; risks related to Eliem’s and Tenet’s ability to estimate their respective operating expenses and expenses associated with the transaction; uncertainties regarding the impact any delay in the closing would have on the anticipated cash and cash equivalents of the combined company upon closing and other events and unanticipated spending and costs that could reduce the combined company’s cash and cash equivalents; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Acquisition Agreement; the effect of the announcement or pendency of the Acquisition on Eliem’s or Tenet’s business relationships, operating results and business generally; the ability of the combined company to timely and successfully achieve or recognize the anticipated benefits of the Acquisition; the outcome of any legal proceedings that may be instituted against Eliem or Tenet following the announcement of the proposed Acquisition and related transactions; costs related to the proposed Acquisition, including unexpected costs, charges or expenses resulting from the Acquisition; changes in applicable laws or regulation; the possibility that Eliem or Tenet may be adversely affected by other economic, business and/or competitive factors; and competitive responses to the transactions. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Eliem’s actual results to differ materially from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in Eliem’s most recent filings with the SEC, including the Definitive Proxy Statement. In addition, the forward-looking statements included in this Supplement represent Eliem’s views as of the date hereof and should not be relied upon as representing Eliem’s views as of any date subsequent to the date hereof. Eliem anticipates that subsequent events and developments will cause Eliem’s views to change. However, while Eliem may elect to update these forward-looking statements at some point in the future, Eliem specifically disclaims any obligation to do so.

Additional Information and Where to Find It

In connection with the Acquisition, Eliem filed with the SEC the Preliminary Proxy Statement and the Definitive Proxy Statement, and Eliem commenced mailing the Definitive Proxy Statement to stockholders of Eliem on June 4, 2024. BEFORE MAKING ANY VOTING DECISION, ELIEM STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE ACQUISITION OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ELIEM, TENET AND THE ACQUISITION.

Eliem stockholders can obtain free copies of the Definitive Proxy Statement (including any amendments or supplements thereto) and other documents filed with the SEC by Eliem on the SEC’s website at www.sec.gov, on Eliem’s website at www.eliemtx.com or by contacting Eliem’s Investor Relations via email at investorrelations@eliemtx.com or by telephone at (877) 354-3689.

Participants in the Solicitation

Eliem, Tenet and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Eliem in connection in connection with the issuance of the Aggregate Consideration in the Acquisition and any other matters to be voted on at the Meeting. Information about Eliem’s directors and executive officers is included in the Definitive Proxy Statement and in Eliem’s other filings with the SEC. Additional information regarding the names, affiliations and interests of Eliem’s and Tenet’s directors and executive officers was contained in the Definitive Proxy Statement. Eliem Stockholders may obtain free copies of these documents from Eliem as indicated above.